Exhibit 5.1

Reed Smith LLP
101 Second Street
Suite 1800
San Francisco, CA 94105-3659
Tel +1 415 543 8700
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reedsmith.com

July 5, 2017

Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375
San Francisco, California 94105

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (File No. 333-217364) (as amended through the date hereof, the “Registration Statement”) filed by Jaguar Animal Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company of (i) up to 32,986,824 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) contingent rights to receive (subject to the fulfillment of certain conditions) the Shares (the “Contingent Rights”),  which will be issued pursuant to the terms of the Agreement and Plan of Merger, dated March 31, 2017, by and among the Company, Napo Acquisition Corporation, Napo Pharmaceuticals, Inc. (“Napo”) and a representative of Napo (the “Merger Agreement”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. We also have assumed that the Merger Agreement has been duly authorized, executed and delivered by Napo, Napo Acquisition Corporation and the Napo representative, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Merger Agreement. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE • KAZAKHSTAN

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement has been declared effective, (ii) the Third Amended and Restated Certificate of Incorporation of the Company attached as Annex B to the Joint Proxy Statement/Prospectus included in the Registration Statement has been filed with the Secretary of State of the State of Delaware, (iii) the merger pursuant to General Corporation Law of the State of Delaware and the Merger Agreement has been completed, and (iv) issued in accordance with the terms of the Merger Agreement, (A) the Contingent Rights, when delivered pursuant to the terms of the Merger Agreement, and as contemplated by the Merger Agreement and the Registration Statement, will constitute valid and binding obligations of the Company enforceable against the Company under the laws of the jurisdiction governing the Contingent Rights under the Merger Agreement, and (B) the Shares and the associated Contingent Rights will be validly issued and the Shares will be fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP

DCR/AI